SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

United Bankshares, Inc.

(Exact name of registrant as specified in its charter)

West Virginia	55-0641179

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 United Center 500 Virginia Street, East
Charleston, West Virginia	25301

(Address of Principal Executive Offices)	Zip Code

Registrant’s Telephone Number,
including Area Code:	(304) 424-8800

2001 INCENTIVE STOCK OPTION PLAN

Steven E. Wilson, Agent for Service
Executive Vice President & Secretary
300 United Center
500 Virginia Street, East
Charleston, WV 25301
(304) 424-8800

Calculation of Registration Fee

		Proposed	Proposed
Title of		maximum	maximum
securities	Amount	offering	aggregate	Amount of
to be	to be	price per	offering	registration
registered	registered	share*	price*	fee*

Common Stock $2.50 par value	2,000,000	$28.49	$56,980,000	$4,609.68

*Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(h)(1) and 457(c) under the Securities and Exchange Act of 1933, the registration is based on the average of the high and low prices of the common stock of United Bankshares, Inc. as reported on NASDAQ Stock Market’s National Market on June 24, 2003, and computed based on the maximum number of shares (2,000,000) that may be granted for the securities being registered.

UNITED BANKSHARES, INC.

Cross Reference Sheet Pursuant to Rule 501(b) of Regulation S-K

	Form S-8	Section Caption
	Item Number and Caption	in Prospectus

1.	Forepart of Registration Statement and Outside Front Cover Page of Prospectus	Cross Reference Sheet; Outside Front Cover Page; Prospectus Page

2.	Inside Front and Outside Back Cover Page of Prospectus	Table of Contents; Available Information

3.	Risk Factors; Ratio of Earnings to Fixed Charges and Other Information	Outside Front Cover Page; Introduction

4.	General Information Regarding the Plan	Outside Front Cover Page; Prospectus Page; Introduction; Summary of the 2001 Plan

5.	Securities to be Offered and Employees Who May Participate in the Plan	Summary of the 2001 Plan; Eligibility; Administration; Allocation of Shares; Registration of Stock; Recipients of Options; Executive Committee Membership; Initial Option Grants

6.	Purchase of Securities Pursuant to the Plan	Purchase Price; Exercise of Options; Duration of the 2001 Plan; Allocation of Shares;

7.	Payment for Securities Offered	Purchase Price

8.	Contributions Under the Plan	Not Applicable

9.	Withdrawal from the Plan - Assignment of Interest	Purchase Price; Exercise of Options; Allocation of Shares

	Form S-8	Section Caption
	Item Number and Caption	in Prospectus

10.	Defaults Under the Plan	Not Applicable

11.	Administration of the Plan	Administration; Executive Committee Membership

12.	Investment of Funds	Not Applicable

13.	Charges and Deductions and Liens Therefor	Not Applicable

14.	Description of Registrant’s Securities	Incorporation of Certain Documents by Reference

15.	Incorporation of Certain Documents by Reference	Incorporation of Certain Documents by Reference

16.	Additional Information	Incorporation of Certain Documents by Reference

17.	Interests of Named Experts and Counsel	Interests of Named Experts and Counsel

18.	Disclosure of Commission Position on Indemnification for securities Act Liabilities	Indemnification for Securities Act Liabilities

19.	Indemnification of Directors and Officers	Part II

20.	Exhibits	Part II

20.	Undertakings	Part II

PROSPECTUS
UNITED BANKSHARES, INC.
2001 INCENTIVE STOCK OPTION PLAN

United Bankshares, Inc. (“United”) hereby offers up to 2,000,000 shares of its common stock, par value $2.50 per share, pursuant to the terms of options which United may hereafter grant to certain key officers of United and its subsidiaries, pursuant to the United Bankshares, Inc.’s 2001 Incentive Stock Option Plan, as described in the section of this Prospectus entitled “2001 Incentive Stock Option Plan”.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person has been authorized to give any information or to make any representations, other than as contained herein, in connection with the offer contained in this Prospectus, and, if given or made, such information or representation must not be relied upon.

Principal executive offices of United Bankshares, Inc.:

300 United Center
500 Virginia Street, East
Charleston, WV 25301
Telephone (304) 348-8400

The date of this Prospectus is June 26, 2003.

2001 INCENTIVE STOCK OPTION PLAN
ITEM 1. PLAN INFORMATION
Introduction
Summary of the 2001 Plan
Eligibility
Administration
Purchase Price
Exercise of Options
Term of Options
Vesting
Duration of the 2001 Plan
Allocation of Shares
Change in Control
Amendment and Discontinuance
Registration of Stock
Recipients of Options
Tax Consequences
Executive Committee Membership
Initial Option Grants
Federal Income Tax Consequences
Resale of Stock by Plan Participants
ITEM 2 — REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION
ITEM 3 — INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
ITEM 4 — DESCRIPTION OF SECURITIES
ITEM 5 — INTERESTS OF NAMED EXPERTS AND COUNSEL
LEGAL OPINION
ITEM 6 — INDEMNIFICATION OF DIRECTORS AND OFFICERS
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
ITEM 8. EXHIBITS
ITEM 9. UNDERTAKINGS
EX-4
EX-5
EX-23.2

AVAILABLE INFORMATION

     United Bankshares, Inc. is subject to the information and reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with those requirements files reports, proxy statements, and other information with the Securities and Exchange Commission (the “SEC”). These reports, proxy statements, and other information filed by United with the SEC can be inspected and copied at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC’s Northeast Regional Office in New York, which is located at The Woolworth Building, 233 Broadway, New York, New York 10279. United’s stock is quoted on the NASDAQ Stock Market’s National Market (“NASDAQ”). Consequently, reports, proxy statements, and other information relating to United also may be inspected and copied at the Public Reference Section of The National Association of Securities Dealers, Inc. (“NASD”) at 1735 K Street, N.W., Washington, D.C. 20006-1506. Copies of such documents can be obtained from the public reference sections at prescribed rates.

     The Prospectus is part of a Registration Statement on Form S-8 filed by United with the SEC under the Securities Act of 1933, as amended. For further information, reference is made to Form S-8, including exhibits filed as a part thereof.

UNITED BANKSHARES, INC.
FORM S-8, PART I

300 United Center
500 Virginia Street, East
Charleston, West Virginia 25301
(304) 348-8800

2001 INCENTIVE STOCK OPTION PLAN

ITEM 1. PLAN INFORMATION

Introduction

     At its February 26, 2001, regular meeting, the United Board of Directors adopted a 2001 Incentive Stock Option Plan (“2001 Plan”) and directed that the 2001 Plan be submitted to shareholders for approval. The 2001 Plan was submitted to, and approved by the shareholders of United at the Annual meeting of Shareholders held on May 21, 2001. The 2001 Plan provides for the granting of options for up to 2,000,000 shares of United common stock. The United Board believes that it is in the best interest of United and its shareholders to attract and retain qualified and motivated management and that the 2001 Plan will help United achieve this goal. The 2001 Plan is intended to qualify as an incentive stock option plan under Section 422 of the Internal Revenue Code of 1986, as amended, (the “Code” generally) and participants will benefit from the resulting tax consequences, as discussed herein. Both Section 422 and WV Code § 31-1-84 require shareholder approval of the 2001 Plan. The 2001 Plan is not subject to the Employee Retirement Income Security Act of 1974 (“ERISA”).

Summary of the 2001 Plan

     This section contains a summary of key terms of the 2001 Plan. The complete 2001 Plan is attached hereto as EXHIBIT 4.

     Eligibility: Officers of United and its subsidiaries owning less than 10% of United’s issued and outstanding stock will be eligible to receive grants under the 2001 Plan as designated by the Executive Committee.

     Administration: The 2001 Plan shall be administered by the Executive Committee of the Board of Directors (Executive Committee) of United. See Executive Committee Membership. The Executive Committee shall have full power to construe and interpret the 2001 Plan and promulgate such regulations with respect to the 2001 Plan as it may deem desirable in accordance with applicable law. The terms and conditions of each option may vary from eligible employee to eligible employee.

     Purchase Price: The purchase price of all stock subject to option shall not be less than 100% of the fair market value of United Stock on the date the option is granted.

     Exercise of Options: Any option granted pursuant to the 2001 Plan may be exercised in any order, at the discretion of the optionee.

     An exercise of an option shall be made in written notice to United of the election and of the number of shares to be purchased. Full payment for shares acquired shall be made in cash at the time that an option, or any part thereof, is exercised. The rights of a record holder of stock with respect to such shares will not accrue until a certificate for the shares is issued.

     Except as provided with respect to disability and death, each option, to the extent it shall not have been exercised, shall terminate upon three (3) months after the termination of employment of the optionee. In the event termination of employment is the result of the permanent and total disability, each option shall terminate one (1) year after the termination of employment of the optionee. This limitation is waived entirely for exercises by estates or by persons receiving options because of the death of the optionee. Provided, however, that nothing shall operate to extend the term of the option beyond the term stated in the agreement granting the option. If any unexercised option terminates for any reason, the shares covered thereby may be optioned to other eligible employees.

     Each option, and all rights thereunder, shall be nonassignable and nontransferable other than by will or the laws of descent and distribution. With the exception for disability, during and optionee’s lifetime, an option may only be exercised by the optionee. If an optionee suffers total and permanent disability, an option may be exercised by the optionee, if capable, or by the optionee’s committee, guardian, attorney-at-law or other authorized person or entity. After the death of an optionee, an option may be exercised by his or her personal representative, devisee or heir, as the case may be.

     Term of Options: Each option granted will be exercisable in accordance with its terms, provided that no option will be exercised more than ten years after the date it is granted. Within that time period, the Executive Committee will have the power to provide for a full exercise or an exercise in cumulative installments with respect to each individual grant when it is made.

     Vesting: Subject to the acceleration of vesting provisions pursuant to change in control, as defined in the 2001 Plan, a participant shall be permitted to exercise options granted hereunder in accordance with the following vesting schedule:

Years from	Permissible Exercise Until
Grant of Option	Expiration of Option

1	50% of Option Shares
2	75% of Option Shares
3	100% of Option Shares

     Duration of the 2001 Plan: Options may be granted under the 2001 Plan for five (5) years commencing January 1, 2001, but shall be rendered ineffective unless approved by the shareholders owning a majority of the stock of the Company within twelve (12) months after it is adopted by the Board of Directors. The 2001 Plan shall terminate as of the close of business on December 31, 2005, unless sooner terminated by the Board.

     Allocation of Shares: A total of 2,000,000 shares of United’s common stock (from treasury or authorized but unissued shares) will be allocated for the 2001 Plan. (See INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE for reference to information of United’s common stock.) Each Plan year, 400,000 options will be considered for award to eligible employees; however not all of the 400,000 options are required to be awarded in that year. Any ungranted options from the prior year(s) will be added to the current year’s options for the Executive Committee’s consideration for granting the options. The total number of options that may be granted in any one year, with the exception of the first year whereby 400,000 will be considered for award, is the current year’s allocation plus the cumulative total of all ungranted options of all prior years under the 2001 Plan. All shares available under the 2001 Plan are subject to adjustments that may be made by the Executive Committee for a merger, recapitalization, stock dividend, stock split or other similar change affecting the number of outstanding shares of common stock of United. Unpurchased shares subject to an option that lapses or terminates will be available for further options.

     Change in Control: Notwithstanding the vesting schedule, the event of a change in control, as defined in the 2001 Plan, permits an employee to exercise all options granted beginning on the date of execution of a binding contract that would result in a change of control, and all options in effect at the time shall terminate as of the effective date of the transaction. The surviving or resulting corporation or other entity, in its absolute discretion, may grant options to purchase its shares on such terms and conditions as it desires.

     Amendment and Discontinuance: The Board of Directors may at any time amend, suspend or discontinue the 2001 Plan, provided that certain amendments may not be made by the Board of Directors without approval of the shareholders. Amendments may not alter the outstanding options without the consent of the optionees.

     Registration of Stock: United will register the shares issued under the 2001 Plan under applicable federal and state securities laws, unless an applicable exemption from registration is available.

     Recipients of Options: The persons to whom the options will be granted under the 2001 Plan will be key employees of United and its subsidiaries. See EXHIBIT 4 and Initial Option Grants.

     Tax Consequences: Counsel for United has advised that, under the present Internal Revenue Code, all options granted under the 2001 Plan will be incentive stock options unless United elects to grant non-statutory stock options which do not meet all of the Internal Revenue Code criteria. For incentive stock options, no taxable income will result to the optionee, and no deduction will be available to United, at the times of grant or exercise of such options. The amount by which the fair market value of the stock at the time of exercise exceeds the option price is, however, an item of tax preference for purposes of computing the alternative minimum tax. Upon sale of the stock acquired by exercise of the option, the employee will have capital gain equal to the excess of the amount realized over the amount paid for the stock, provided that (1) the employee does not dispose of the stock for at least two years from the date the option was granted, and (2) the employee does not dispose of the stock for at least one year after the option is exercised. If the holding period requirements are not met, any gain from the disposition of the stock will be taxable as ordinary income to the employee, and United will be allowed to deduct a corresponding amount as a business deduction. See Federal Income Tax Consequences.

     Options granted under the 2001 Plan which are non-statutory may be taxed to the optionee, depending on the provisions of such options, when granted, exercised, disposed of or when any restrictions placed thereon lapse. United will be treated as having paid compensation to the employee and may deduct the same at the time at which and in the same amount in which the employee is considered to have realized compensation.

Executive Committee Membership

     The Executive Committee is appointed from time to time by the Board of Directors of United from among its members. The Board of Directors may remove or add members of the Executive Committee at its discretion. Mr. Adams is the only member serving on the Executive Committee who is eligible to receive options under the 2001 Plan. Mr. Adams will abstain from Executive Committee determinations regarding his own option awards. The name and address of current members of the Executive Committee, along with any material relationship to United and to its affiliates, are listed below:

Relationship
Name	Address	to United

Richard M. Adams	P.O. Box 1508	Chairman of the Board,
	Parkersburg, WV 26102	CEO, and Director of United and United Bank, Inc.

W. Gaston Caperton	Rt. 1, Box 159	Director
Shepherdstown, WV 25443

H. Smoot Fahlgren	P.O. Box 1628	Director
Parkersburg, WV 26102

F. T. Graff, Jr.	P.O. Box 1386 Charleston, WV 25325	Director and Secretary of the Executive Committee

Russell L. Isaacs	P.O. Box 441	Director
Charleston, WV 25322

John M. McMahon	4824 Rugby Avenue Bethesda, MD 20814	Director of United and United Bank

G. Ogden Nutting	1500 Main Street	Director
Wheeling, WV 26003

Warren A. Thornhill,	P.O. Box 1597	Director
III	Beckley, WV 25802

P. Clinton Winter,	P.O. Box 386	Director
Jr.	Logan, WV 25601

Initial Option Grants

     The Executive Committee awarded options of 259,200 at $27.12 and 294,958 at $29.37 to key employees at its November 2001 and November 2002 meetings, respectively. The options are nonassignable and nontransferable. All options are subject to all terms of the 2001 Plan, including but not limited to, those related to employment status, change in corporate structure and restrictions on exercise. Of the 259,200 shares granted at the November 2001 meeting, 375 shares were exercised during 2002 and 3,000 shares have been exercised during 2003 to date. All of the 3,375 shares were issued from treasury shares that had been repurchased in the open market by United for capital management opportunities as well as to fund employee benefit plans such as the 2001 Plan. None of the 294,958 options awarded at the November 2002 meeting are vested yet therefor there have been no exercises of those shares to date.

Federal Income Tax Consequences

EACH PARTICIPANT IN UNITED’S 2001 PLAN SHOULD CONSULT HIS OR HER OWN PERSONAL TAX ADVISOR WITH SPECIFIC REFERENCE TO HIS OR HER OWN TAX SITUATION REGARDING ALL FEDERAL, STATE AND LOCAL TAX MATTERS IN CONJUNCTION WITH THE 2001 PLAN AND THE GRANT, EXERCISE AND ULTIMATE SALE OF ANY SHARES RECEIVED UPON THE EXERCISE OF OPTIONS GRANTED PURSUANT TO UNITED’S 2001 PLAN. THE DISCUSSION BELOW IS INTENDED ONLY TO PROVIDE A BRIEF SUMMARY OF SOME OF THE FEDERAL INCOME TAX CONSEQUENCES UNDER CURRENT LAW.

     The grant or exercise of an option granted pursuant to United’s 2001 Plan, assuming that the options are at all times incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, will result in no taxable income to the optionee and no tax deduction to United. The amount by which the fair market value of the stock received at the time of the exercise of the incentive stock option exceeds the option price is an item of tax preference and must be included in alternative minimum taxable income for purposes of computing the alternative minimum tax for the tax year in which an incentive stock option is exercised.

     A participant in United’s 2001 Plan may exercise any options granted under the 2001 Plan in accordance with the terms of the 2001 Plan and the terms of the option set forth in the participant’s Option Agreement. Any modification, extension or renewal of an option could be considered as the grant of a new option for purposes of determining the federal income tax consequences related to such option.

     Exercise of options by certain individuals who are officers, shareholders or highly compensated individuals, as defined under Section 280G of the Code, prior to or following any change in control of United, could be considered a parachute payment and possibly result in the imposition of an excise tax against such individuals.

     Upon the disposition of the stock acquired by the exercise of an incentive stock option, the participant will recognize income at the capital gain rate on the difference between the disposition proceeds and the option price. However, if the participant does not dispose of the stock within two years from the date the option is granted or within one year from the date the option is exercised, the result is a disqualifying disposition and, the amount equal to the difference between the option price and the fair market value on the date of exercise will be taxable as ordinary income to the participant and United will be allowed to deduct a corresponding amount as a business expense deduction. The amount taxable as ordinary income will be added to the option stock’s basis for purposes of determining the amount of capital gain on the disposition of the stock. The remaining gain realized on a disqualifying disposition, if any, will be taxable as a short-term or long-term capital gain, depending upon the participant’s holding period and assuming the stock is a capital asset of the participant. If the participant transfers the stock in a disqualifying disposition with respect to which a loss would be allowed and the amount realized is less than the fair market value of the stock on the date of the exercise, the amount of income taxable to the participant will be limited to the excess of the amount realized over the basis of the stock.

     The 2001 Plan permits United to grant non-statutory stock options (options that do not meet the incentive stock option requirements under Section 422 of the Code), if expressly designated as non-statutory options in the Option Agreement. Options granted under the 2001 Plan, which are non-statutory, may be taxed to the participant depending on the provisions of such options when granted, exercised, disposed of or when any restrictions placed thereon lapse. United will be treated as having paid compensation to the participant and may deduct the same at the time at which and in the same amount in which the participant is considered to have realized compensation.

AGAIN, EACH PARTICIPANT SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH REGARD TO THE TAX TREATMENT APPLICABLE IN HIS OR HER OWN TAX SITUATION.

Resale of Stock by Plan Participants

     Participants who exercise options and receive United common stock under the 2001 Plan may resell the stock received without restriction if they are not affiliates of United. Those participants who are affiliates will be subject to the resale provisions of Rule 144 under the Securities Act of 1933, as amended.

     ITEM 2 — REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     Upon written or oral request, United will provide without charge to each person who receives a copy of the Prospectus a copy of any and all of the information that is incorporated by reference in the Prospectus (see Part II, Item 3, “Incorporation of Certain Documents by Reference”), except that exhibits to documents incorporated by reference in the Prospectus need not be furnished unless the exhibits are specifically incorporated by reference to the information included in such documents. United will also provide without charge upon written notice or oral request, any document required pursuant to Rule 428(b). Any request for additional information should be sent to Steven E. Wilson, Secretary, United Bankshares, Inc., 514 Market Street, Parkersburg, WV 26101 (telephone number (304) 424-8704).

UNITED BANKSHARES, INC.
FORM S-8, PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3 — INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     United’s proxy statement for the Annual Meeting of Shareholders held May 19, 2003, the interim report on Form 10-Q at and for the period ended March 31, 2003, the Annual Report of United on Form 10-K for the year ended December 31, 2002, and all other reports filed by United pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report on Form 10-K for the year ended December 31, 2002, are incorporated herein by reference. All reports and other documents filed by United pursuant to Sections 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the termination of the offering of securities hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4 — DESCRIPTION OF SECURITIES

     The description of United’s common stock provided in its Annual Report on Form 10-K for the year ended December 31, 2002, is incorporated herein by reference.

ITEM 5 — INTERESTS OF NAMED EXPERTS AND COUNSEL

     F.T.Graff, Jr., a member of the Board of Directors and Secretary of the Executive Committee of the Board of Directors of United, is also a partner in the law firm of Bowles Rice McDavid Graff & Love PLLC, which passed upon the legality of the 2001 Plan and the common stock which may be issued under the 2001 Plan. Members of the law firm of Bowles Rice McDavid Graff & Love PLLC, including partners and associates, beneficially owned approximately 24,325 shares of United common stock as of December 31, 2002.

LEGAL OPINION

     The legality of the 2001 Plan and the common stock which may be acquired pursuant to the 2001 Plan has been passed upon by Bowles Rice McDavid Graff & Love PLLC, 600 Quarrier Street, P.O. Box 1386, Charleston, WV 25325-1386.

ITEM 6 — INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Article V of its Articles of Incorporation, United is required under certain circumstances to indemnify its directors and officers, former directors and officers, and individuals serving at the request of subsidiaries of United, for liabilities and costs arising out of any claim, action, suit or proceeding, whether civil or criminal, to which they are made a party by reason of being or having been such director or officer of United. Indemnification is not required or permitted in circumstances in which such person is adjudged to have committed gross negligence or willful misconduct in serving the corporation in question. In addition, if the Board of Directors of United makes the judgement that settlement of any claim, action, suit or proceeding against such a director or officer or former director or officer is in the best interest of United, then that individual shall be reimbursed by United for his reasonable expenses in connection with the matter and the settlement thereof. These provisions are in addition to all other rights which any director or officer may be entitled as a matter of law. The full text of Article V is set forth below. Reference is made to W Va. Code § 31D-8-851 through § 31D-8-856 which sets forth the indemnification rights permitted under West Virginia law. The full text of the relevant codes are set forth below.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“the Act”) may be permitted to directors, officers, and controlling persons of United, United has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable.

     Article V of the Articles of Incorporation of United contains the following indemnification provision:

     Each director and officer of this corporation, or former director or officer of this corporation, or any person who may have served at its request as a director or officer of another corporation, his heirs and personal representative shall be indemnified by this corporation against costs and expenses at any time reasonably incurred by him arising out of or in connection with any claim, action, suit or proceeding, civil or criminal, against him or to which he may be made a party by reason of his being or having been such director or officer except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of a duty to the corporation. If in the judgment of the board of directors of this corporation a settlement of any claim, action, suit or proceeding so arising be deemed in the best interests of the corporation, any such director or officer shall be reimbursed for any amounts paid by him in effecting such settlement and reasonable expenses incurred in connection therewith. The foregoing right of indemnification shall be in addition to any and all other rights to which any director or officer may be entitled as a matter of law.

W. Va. Code § 31D-8-851 through § 31D-8-856 provide:

§31D-8-851. Permissible indemnification.

     (a)  Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if:

     (1)  (A) He or she conducted himself or herself in good faith; and

     (B)  He or she reasonably believed: (i) In the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation; and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation; and

     (C)  In the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or

     (2)  He or she engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by subdivision (5), subsection (b), section two hundred two, article two of this chapter.

     (b)  A director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of subparagraph (ii), paragraph (B), subdivision (1), subsection (a) of this section.

     (c)  The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not determinative that the director did not meet the relevant standard of conduct described in this section.

     (d)  Unless ordered by a court under subdivision (3), subsection (a), section eight hundred fifty-four of this article, a corporation may not indemnify a director:

     (1)  In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) of this section; or

     (2)  In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

§31D-8-852. Mandatory Indemnification.

     A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

§31D-8-853. Advance for expenses.

     (a)  A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

     (1)  A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in section eight hundred fifty-one of this article or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by subdivision (4), subsection (b), section two hundred two, article two of this chapter; and

     (2)  His or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification under section eight hundred fifty-two of this article and it is ultimately determined under section eight hundred fifty-four or eight hundred fifty-five of this article that he or she has not met the relevant standard of conduct described in section eight hundred fifty-one of this article.

     (b)  The undertaking required by subdivision (2), subsection (a) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

     (c)  Authorizations under this section are to be made:

     (1)  By the board of directors:

     (A)  If there are two or more disinterested directors, by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote; or

     (B)  If there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c), section eight hundred twenty-four of this article in which authorization directors who do not qualify as disinterested directors may participate; or

     (2)  By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization; or

     (3)  By special legal counsel selected in a manner in accordance with subdivision (2), subsection (b), section eight hundred fifty-five of this article.

§31D-8-854. Circuit court-ordered indemnification and advance for expenses.

     (a)  A director who is a party to a proceeding because he or she is a director may apply for indemnification or an advance for expenses to the circuit court conducting the proceeding or to another circuit court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the circuit court shall:

     (1)  Order indemnification if the circuit court determines that the director is entitled to mandatory indemnification under section eight hundred fifty-two of this article;

     (2)  Order indemnification or advance for expenses if the circuit court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by subsection (a), section eight hundred fifty-eight of this article; or

     (3)  Order indemnification or advance for expenses if the circuit court determines, in view of all the relevant circumstances, that it is fair and reasonable:

     (A)  To indemnify the director; or

     (B)  To advance expenses to the director, even if he or she has not met the relevant standard of conduct set forth in subsection (a), section eight hundred fifty-one of this article, failed to comply with section eight hundred fifty-three of this article or was adjudged liable in a proceeding referred to in subdivision (1) or (2), subsection (d), section eight hundred fifty-one of this article, but if he or she was adjudged so liable his or her indemnification is to be limited to reasonable expenses incurred in connection with the proceeding.

     (b)  If the circuit court determines that the director is entitled to indemnification under subdivision (1), subsection (a) of this section or to indemnification or advance for expenses under subdivision (2) of said subsection, it shall also order the corporation to pay the director’s reasonable expenses incurred in connection with obtaining circuit court-ordered indemnification or advance for expenses. If the circuit court determines that the director is entitled to indemnification or advance for expenses under subdivision (3) of said subsection, it may also order the corporation to pay the director’s reasonable expenses to obtain circuit court-ordered indemnification or advance for expenses.

§31D-8-855. Determination and authorization of indemnification.

     (a)  A corporation may not indemnify a director under section eight hundred fifty-one of this article unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in section eight hundred fifty-one of this article.

     (b)  The determination is to be made:

     (1)  If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote;

     (2)  By special legal counsel:

     (A)  Selected in the manner prescribed in subdivision (1) of this subsection; or

     (B)  If there are fewer than two disinterested directors, selected by the board of directors in which selection directors who do not qualify as disinterested directors may participate; or

     (3)  By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

     (c)  Authorization of indemnification is to be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification is to be made by those entitled under paragraph (B), subdivision (2), subsection (b) of this section to select special legal counsel.

§31D-8-856. Indemnification of officers.

     (a)  A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

     (1)  To the same extent as a director; and

     (2)  If he or she is an officer but not a director, to a further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for:

     (A)  Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

     (B)  Liability arising out of conduct that constitutes:

     (i)  Receipt by him or her of a financial benefit to which he or she is not entitled;

     (ii)  An intentional infliction of harm on the corporation or the shareholders; or

     (iii)  An intentional violation of criminal law.

     (b)  The provisions of subdivision (2), subsection (a) of this section apply to an officer who is also a director if the basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

     (c)  An officer of a corporation who is not a director is entitled to mandatory indemnification under section eight hundred fifty-two of this article and may apply to a court under section eight hundred fifty-four of this article for indemnification or an advance for expenses in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable

ITEM 8. EXHIBITS

     (4)  United Bankshares, Inc., 2001 Incentive Stock Option Plan

     (5)  Opinion and consent of Bowles Rice McDavid Graff & Love PLLC, regarding the legality of the securities being registered.

     (23)  Consents of experts and counsel.

23.1	Consent of Bowles Rice McDavid Graff & Love PLLC, - See (5) above.

23.2	Consent of Ernst & Young LLP

ITEM 9. UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Charleston, State of West Virginia, on this 26th day of June, 2003.

UNITED BANKSHARES, INC.
(Registrant)

By /s/ Richard M. Adams

Richard M. Adams
Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Richard M. Adams	Chairman of the Board, Director, Chief Executive Officer	June 26, 2003

/s/ Steven E. Wilson	Executive Vice President, Chief Financial Officer, Treasurer and Chief Accounting Officer	June 26, 2003

/s/ Robert G. Astorg	Director	June 26, 2003

/s/ Theodore J. Georgelas	Director	June 26, 2003

/s/ F. T. Graff, Jr.	Director	June 26, 2003

/s/ James W. Word, Jr.	Director	June 26, 2003

/s/ Harry L. Buch	Director	June 26, 2003

/s/ Paul C. Winter, Jr.	Director	June 26, 2003

/s/ William C. Pitt, III	Director	June 26, 2003

SIGNATURES
(continued)

Signatures	Title	Date

/s/ Russell L. Isaacs	Director	June 26, 2003

/s/ I.N. Smith, Jr.	Director	June 26, 2003

UNITED BANKSHARES, INC.
FORM S-8
EXHIBITS INDEX